P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
January 26, 2021		President and CEO
(740) 374-6163
PEOPLES BANCORP INC. ELECTS NEW DIRECTOR

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced that Michael N. Vittorio has been elected to the Peoples Board of Directors. He also joined the Board of Directors of Peoples’ banking subsidiary, Peoples Bank. Mr. Vittorio, 68, is the former President and CEO of The First of Long Island Corporation (NASDAQ: FLIC) and its banking subsidiary, The First National Bank of Long Island. He also served on the Boards of Directors of both entities until his retirement. Mr. Vittorio retired from his positions as President and CEO of each of The First of Long Island Corporation and The First National Bank of Long Island on December 31, 2019.
The First National Bank of Long Island is a full-service commercial bank with branches located in Nassau and Suffolk Counties, Long Island, and in the boroughs of Queens, Brooklyn and Manhattan within New York City.
“We are thrilled to have Mike join our Board,” said Susan D. Rector, Peoples’ Chairman of the Board. “The knowledge he brings from his many years of banking experience will be of tremendous benefit to us.”
Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he too is pleased with Vittorio’s election. “Mike is a great addition to our Board. Following a long and successful tenure as CEO of a publicly-traded financial institution, he knows the opportunities and challenges of managing a growing community bank. His insight and perspective will be a great value to Peoples, and I am delighted that he has joined us.”
Mr. Vittorio was employed by The First National Bank of Long Island from 2002 to 2019. He was elected President of The First National Bank of Long Island and The First of Long Island Corporation in late 2002 and to the CEO position of both entities in early 2003. In total, Mr. Vittorio has more than 45 years of banking experience. Mr. Vittorio holds a Bachelor of Arts degree from Fairfield University, Masters of Professional Studies degree from Long Island University, and is a graduate of the Stonier School of Banking.
Peoples Bancorp Inc. is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Peoples Bank has been headquartered in Marietta, Ohio since 1902. Peoples has established a heritage of financial stability, growth and community impact. Peoples had $4.8 billion in total assets as of December 31, 2020, and 88 locations, including 76 full-service bank branches in Ohio, Kentucky and West Virginia. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

END OF RELEASE